Exhibit 4.3

ASHLAND INC.

FORM OF INDUCEMENT RESTRICTED STOCK AWARD AGREEMENT

As an inducement material to the decision by the grantee listed below (the “Grantee”) to accept employment with Ashland Inc., a Kentucky corporation (the “Company”), and pursuant to that certain letter agreement entered into by and between the Grantee and the Company, dated as of November 12, 2014, the Company hereby grants to the Grantee the number of shares of Common Stock set forth below, subject to certain restrictions specified herein (the “Restricted Stock”).  This award of Restricted Stock (the “Award”) is subject to all of the terms and conditions set forth in this Inducement Restricted Stock Award Agreement (the “Agreement”).  This Award is made and granted as a stand-alone award and is not granted under or pursuant to the Amended and Restated 2011 Ashland Inc. Incentive Plan (the “Plan”).

Grantee:	William A. Wulfsohn

Grant Date:	January ___, 2015

Total Number of Shares	50,000
of Restricted Stock

Vesting Schedule:
Subject to the terms and conditions of this Agreement and subject to the Grantee’s continuous employment with the Company or an affiliate through the applicable vesting date, the Restricted Stock shall vest in two substantially equal annual installments on the first and second anniversaries of the Grant Date.

TERMS AND CONDITIONS OF AWARD

ARTICLE I.

GENERAL

1.1 Non-Plan Grant; Incorporation of Certain Terms of Plan. The Award is made and granted as a stand-alone award, separate and apart from, and outside of, the Plan, and shall not constitute an award granted under or pursuant to the Plan.  However, capitalized terms used but not defined in the Agreement shall have the meanings given to those terms in the Plan.

1.2 Employment Inducement Grant. The Award is intended to constitute an “employment inducement award” under Rule 303A.08 of the New York Stock Exchange Listed Company Manual, and consequently is intended to be exempt from the New York Stock Exchange rules regarding shareholder approval of equity compensation plans. This Agreement and the terms and conditions of the Award shall be interpreted in accordance and consistent with such exemption.

ARTICLE II.

TERMS AND CONDITIONS OF RESTRICTED STOCK

2.1 Grant of Restricted Stock. Upon the terms and conditions set forth in this Agreement, effective as of the Grant Date set forth above, the Company hereby grants to the Grantee an award of Restricted Stock in consideration of the Grantee’s past and/or future services and for other good and valuable consideration. The shares of Restricted Stock shall be fully paid and nonassessable.  In consideration of this Award, the Grantee agrees to render faithful and efficient services to the Company and its affiliates.  This Award will be evidenced by entry on the books of Company’s transfer agent. If any certificate is issued, the Grantee shall be required to execute and deliver to theUpon the terms and conditions set forth in this Agreement, effective as of the Grant Date set forth above, the Company hereby grants to the Grantee an award of Restricted

Exhibit 4.3

Company a stock power provided by the Company relating to the Restricted Stock, as a condition to the receipt of this Award.  Only whole shares of Common Stock will be issued pursuant to this Agreement, and any fractional shares will be cancelled.  Each entry in respect of shares of Restricted Stock shall be designated in the name of the Grantee and shall bear the following legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeitures) contained in the Inducement Restricted Stock Award Agreement entered into between the registered owner and Ashland Inc.”

2.2 Vesting of Restricted Stock. The Restricted Stock shall vest and become nonforfeitable, if at all, in accordance with the vesting schedule set forth above and the terms and conditions of this Agreement.  The Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered (except to the extent such shares shall have vested) until such vesting dates.  This Award (and any shares of Common Stock that become vested hereunder) will be subject to the requirements of the Company’s stock ownership guidelines.

2.3 Forfeiture of Restricted Stock. If the Grantee’s employment with the Company and its affiliates terminates for any reason prior to a vesting date, all shares of Restricted Stock that have not become vested on or prior to the date of such termination of employment will be forfeited automatically and without further action by the Company or the Grantee.  Notwithstanding the foregoing, in the event that the Grantee’s employment with the Company and its affiliates terminates prior to the vesting of the Restricted Stock as a result of the Grantee’s death, disability (within the meaning of the Company’s long-term disability plan in which the Grantee participates) or termination by the Company and its affiliates for reasons other than cause, the Grantee will be paid in cash an amount equal to the Fair Market Value on the Grant Date of the shares of Restricted Stock that are forfeited on the date of such termination of employment, but not including any additional shares of Restricted Stock credited to the Grantee pursuant to Section 2.4 of this Agreement.  Any cash payment pursuant to the immediately preceding sentence will be made within 30 days after the date of termination of the Grantee’s employment.

2.4 Dividends on Restricted Stock.

(a) While the Restricted Stock granted under this Award remains unvested, on each date that cash dividends are paid to holders of Common Stock, the Company will credit the Grantee with a number of additional whole shares of Restricted Stock on the unvested portion of the Award, determined as (i) the product of the number of unvested shares of Restricted Stock held by the Grantee as of the date of record for such dividend times the per share cash dividend amount, divided by (ii) the Fair Market Value per share on the dividend payment date (with any fractional shares cancelled as provided in Section 2.1 of this Agreement).  Such additional Restricted Stock will be subject to the same vesting conditions and restrictions as the underlying Restricted Stock.

(b) Any additional whole shares of Common Stock or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be considered Restricted Stock and shall be subject to the same vesting conditions and restrictions as the Restricted Stock covered by this Agreement (with any fractional shares cancelled as provided in Section 2.1 of this Agreement).

2.5 Rights as Shareholder. Except for such restrictions as are provided in this Agreement, the Grantee will have all rights of a shareholder with respect to the shares of Restricted Stock.

ARTICLE III.

MISCELLANEOUS PROVISIONS

3.1 Tax Withholding. The Company shall have the authority and the right to deduct or withhold, or to require the Grantee to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the Restricted Stock.  The Grantee may elect to satisfy all or any portion of any such withholding obligation by surrendering to the Company a portion of the shares of Common Stock that become vested hereunder, and the shares of Common Stock so surrendered by the Grantee shall be credited against any such withholding obligation at the Fair Market Value per share on the date of such surrender.

Exhibit 4.3

3.2 Administration. The P&C Committee shall have full power and authority to take all actions and to make all determinations required or provided for under this Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of this Agreement that the P&C Committee deems to be necessary or appropriate to the administration of this Agreement. All actions taken and all interpretations and determinations made by the P&C Committee in good faith shall be final and binding upon the Grantee, the Company and all other interested persons.

3.3 Grant Not Transferable. Until vested, the Restricted Stock may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. Neither the Restricted Stock nor any interest or right therein shall be liable for the debts, contracts or engagements of the Grantee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

3.4 Tax Consultation; Section 83(b) Election Prohibited. The Grantee understands that as the Restricted Stock vests, the Grantee will owe applicable federal, state and local income and employment taxes as of each date that shares of Restricted Stock become vested, and that the amount of taxes due in each instance will be based on the fair market value of the vested Common Stock on the applicable vesting date.  The Grantee represents that the Grantee has consulted with any tax consultants the Grantee deems advisable in connection with this Award and that the Grantee is not relying on the Company for any tax advice.  As a condition to receiving this award, the Grantee acknowledges and agrees that he shall not file an election under Section 83(b) of the Code with respect to all or any portion of the Restricted Stock.

3.5 Grantee’s Representations. The Grantee shall, if required by the Company, concurrently with the issuance of any securities hereunder, make such written representations as are deemed necessary or appropriate by the P&C Committee and/or the Company’s counsel.

3.6 Conformity to Securities Laws. The Grantee acknowledges that this Agreement is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Exchange Act, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, as well as all applicable state securities laws and regulations. Notwithstanding anything herein to the contrary, this Agreement shall be administered, and the shares of Restricted Stock  are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.7 Amendment, Suspension and Termination. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the P&C Committee or the Board; provided, however, that no amendment, modification, suspension or termination of this Agreement shall adversely affect the Restricted Stock in any material way without the prior written consent of the Grantee.

3.8 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon the Grantee and his or her heirs, executors, administrators, successors and assigns.

3.9 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of this Agreement, if the Grantee is subject to Section 16 of the Exchange Act, then the Restricted Stock and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.10 Not a Contract of Service Relationship. Nothing in this Agreement shall confer upon the Grantee any right to continue to serve as an Employee or other service provider of the Company or any of its affiliates or shall interfere with or restrict in any way the rights of the Company and its affiliates, which rights are hereby expressly reserved, to

Exhibit 4.3

discharge or terminate the services of the Grantee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or an affiliate and the Grantee.

3.11 Entire Agreement. This Agreement (including all Exhibits hereto) constitutes the entire agreement of the parties and supersedes in its entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof.

3.12 Severability.  If any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

3.13 Governing Law. The laws of the Commonwealth of Kentucky shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.14 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

[SIGNATURE PAGE FOLLOWS]

Exhibit 4.3

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the Grant Date.

ASHLAND INC.

By:
Name:
Title:

By his signature below, the Grantee agrees to be bound by the terms and conditions of this Agreement. The Grantee has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the P&C Committee upon any questions arising under this Agreement or relating to the Award.

GRANTEE

Name:	William A. Wulfsohn

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